SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                       Date of Report: February 17, 1998

                      GLOBAL TELEMEDIA INTERNATIONAL, INC.
               (Exact name of registrant as specified in charter)

Delaware                                    0-15818                     64-0708107
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(State or other jurisdiction        (Commission File Number)     (IRS Employer ID No.)
of incorporation or organization)
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            1121 Alderman Drive, Suite 200, Apharetta, Georgia     30202
              (Address of principal executive offices)          (Zip Code)

        Registrant's telephone number, including area code: 770/667-6088

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ITEM 5.  OTHER EVENTS.

     On October 8, 1997, the Company announced the completion of its acquisition of 67.98% of the issued and outstanding shares of International TeleData
Corporation ("ITD") from ITD's chairman and principal shareholders, Ranald
Stewart ("Stewart") and Katherine Stewart. Prior and subsequent to this transaction, Stewart represented certain material facts concerning his and ITD's relationship to certain satellite transmission technology, specifically a ten-year marketing agreement and significant capital resources that would allow the Company to market that technology on a global basis. Based on assurances from Stewart, the Company permitted him to take the leading role in arranging that funding. In December 1997, Stewart was appointed to the Company's Board of Directors and elected its Chairman.

However, funding sources recommended by Stewart failed to produce any capital for the Company. As a result of the Company's continuing contacts within the telecommunications industry and the investment community, the Company became aware of certain inconsistencies in representations made by Stewart regarding
ITD's marketing agreement and began additional due diligence, including dialogue with the technology source. The Company's Board of Directors requested Stewart to address the inconsistencies; however, Stewart elected on January 10, 1998 to rescind any and all agreements with the Company and to resign from the Board of Directors and as Chairman. Effective February 16, 1998 the Company has agreed to the rescission and is moving forward to pursue direct relationships that it has developed within the satellite technology segment of the telecommunications industry.

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     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.


                                      GLOBAL TELEMEDIA INTERNATIONAL, INC.
                                      ----------------------------------------
                                      (Registrant)


Date:
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                                      Roderick A. McClain, President